FOR IMMEDIATE RELEASE

CONTACTS:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS THIRD-QUARTER 2007 RESULTSAND
PROVIDES 2008 GUIDANCE

PROVO, Utah — Nov. 5, 2007 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported third-quarter revenue of $290.7 million, representing a 5 percent improvement over the prior-year period. Quarterly net income and earnings per share were $13.5 million and $0.21, respectively, compared to $13.2 million and $0.19 during the same quarter of 2006. Third-quarter 2007 earnings per share include approximately $0.05 of net costs associated with the global distributor convention held in September. Revenue for the quarter was positively impacted 1 percent by foreign currency fluctuations.

“Double-digit revenue gains in North America, Europe, South Korea and Southeast Asia drove overall revenue growth,” said Truman Hunt, president and chief executive officer. “Successful sales initiatives and greater internal and external alignment resulted in accelerated revenue growth in the third quarter. In addition, we began unifying our marketing efforts around our new global brand positioning, ‘the difference. demonstrated.’ that focuses on our ability to demonstrate the Nu Skin difference through our people, products, culture and opportunity.

“Additionally, our new Japan and China management teams are implementing plans to boost our business in these markets. At the end of the third quarter in Japan, we began launching aggressive sales initiatives focused on distributor recruitment. We are also energizing the personal care business in this market by re-staging the Galvanic Spa System II, which is successfully driving growth in South Korea, Europe and the United States. Similarly, our China team has begun executing changes to strengthen our business model. The enhancements to our China operations are scheduled to be fully implemented by the second quarter of 2008. We are confident in our new management teams in Japan and China and expect to see improving results,” Hunt continued.

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Nu Skin Enterprises
Nov. 5, 2007

Third-quarter results brought the company’s nine-month revenue total to $851.6 million compared to $826.2 million in 2006, while earnings per share for the first nine months of 2007 were $0.57 compared to $0.24 for the same 2006 period. Net income for the period was $37.8 million compared to $17.0 million in 2006. Results for 2006 included restructuring and other charges in the first quarter that negatively impacted net income and earnings per share by $32.0 million and $0.28, respectively.

Regional Results

North Asia. Third-quarter revenue in North Asia was $142.6 million, compared to $147.8 million for the same period in 2006. Local-currency revenue in Japan was down 7 percent on a year-over-year basis, or down 5 percent when including revenue of approximately $2.0 million from Japanese distributors at the company’s global convention, that was included in U.S. results. South Korea had a solid quarter with revenue up 13 percent compared to the prior-year period. The executive and active distributor counts in the region were down 2 percent, due to declines in Japan.

Greater China. Revenue in Greater China was $52.0 million for the third quarter, representing a 2 percent increase compared to prior-year results. Taiwan and Hong Kong generated solid results with local currency revenue up 3 percent and 7 percent, respectively, while mainland China reported a 7 percent local currency revenue decline from the prior year. The executive distributor count in the region was flat compared with the third quarter of 2006, while the number of active distributors decreased 7 percent.

Americas. Revenue in the Americas was $52.5 million, including approximately $5.0 million in product revenue and convention fees from non-U.S. distributors at the company’s global convention. This represents a 30 percent revenue increase over the prior-year period. Excluding sales to international distributors, revenue in the United States improved 17 percent. Executive and active distributor counts in the Americas improved 13 percent and 2 percent, respectively, over prior-year results.

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Nov. 5, 2007

South Asia/Pacific. Revenue in South Asia/Pacific increased 12 percent to $25.5 million, compared to $22.7 million in the prior year, driven by strong results throughout the region. The third-quarter executive count improved 4 percent while active distributors decreased 10 percent, compared to the same period in 2006.

Europe.     Revenue from Europe was $18.1 million, a 26 percent improvement over the prior-year period. The region’s results were positively impacted approximately 9 percent by foreign currency fluctuations. Executive and active distributor counts in the region increased 30 and 15 percent, respectively, compared to the prior-year period.

Operational Performance

The company’s gross margin was 82.0 percent, a 50 basis point decrease over the prior-year period. The decline is due primarily to low-margin sales aids sold at the company’s global convention held in September and the shift in the geographic revenue mix. Selling expenses, as a percent of revenue, were 43.1 percent compared to 43.7 percent in the prior year.

General and administrative expenses for the quarter, as a percent of revenue, were 32.3 percent, up 110 basis points over the prior-year period. Third-quarter results included $6.8 million in expenses, or 2.3 percent of revenue, associated with the company’s global convention which was not held in the prior-year period.

The company’s cash and short-term investment position at the end of the quarter was $126 million and the company paid $6.8 million in dividends during the period. The effective tax rate for the quarter was 30 percent compared to 37 percent in the prior-year period. The change in effective tax rate is tied to the implementation of FIN 48, the new accounting regulation for uncertain tax positions. Earnings per share were positively impacted approximately 10 percent by stock repurchases over the last 12 months.

Outlook

“We look forward to outlining our 2008 plans at our annual investor conference in New York today,” said Hunt. “Overall, I am very encouraged by the improvement we are seeing in top-line results, and we are focused on aggressively moving forward to improve profitability. Accelerated revenue growth in the third quarter was the result of strong trends in North America, Europe, South Korea and Southeast Asia. Taiwan and Hong Kong are also performing well.

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Nov. 5, 2007

“Since initiating our business transformation 24 months ago, we have taken significant steps to renew growth. We believe we have identified additional areas where we can leverage continued revenue growth to generate improvements in profitability.

“In 2008, our strategic imperatives are:

•	Aligning globally behind our new brand positioning.

•	Strengthening our partnership and alignment with our sales force.

•	Focusing on sponsoring new distributors.

•	Addressing our key markets of Japan and China.

•	Improving profitability.

“Our 2008 business plan is designed to increase profitability through revenue growth, improving gross margin, and reducing overhead. In the fourth quarter, we will execute additional operational modifications that we expect to improve our operating margin to 10.5 percent for 2008, significantly increasing our earnings per share. I believe that the changes we are making will allow us to accelerate earnings growth more than we have at any other time in our company history. Our commitment to this plan is evidenced by the $100 million addition to our share repurchase authorization announced this morning,” concluded Hunt.

“With a yen rate of 116 to the dollar, we expect fourth-quarter revenue of $295 to $300 million,” said Ritch Wood, chief financial officer. “We anticipate incurring restructuring charges during the quarter of $10 to $14 million, of which approximately $2 million are expected to be non-cash charges. Restructuring charges will be incurred primarily in the United States and China. Our tax rate, which will be impacted by FIN 48 and the restructuring charge in the fourth quarter, is estimated to be approximately 45 percent, negatively impacting earnings per share.

“For 2008, we are modeling revenue to be $1.18 to $1.20 billion, assuming a yen rate of 115 to the dollar. With an operating margin of 10.5 percent, earnings per share are projected to be in the $1.15 to $1.22 range. We will provide more detailed modeling information during our annual investor conference today.”

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Nov. 5, 2007

The company’s annual investor conference will take place beginning at 9 a.m. (EST) at the New York Intercontinental Hotel. The event will be simultaneously webcast at www.nuskinenterprises.com. A replay of management’s overview of the third quarter and 2008 guidance will be available Monday, Nov. 5, beginning at 1 p.m. (EST) on the Investor portion of the company’s Web site, and will be available through Nov. 23, 2007.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in more than 40 markets throughout Asia, the Americas and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) strategic objectives and initiatives for 2008; (ii) expectations regarding the positive impact of certain strategic initiatives and management changes on some of our key markets; and (iii) financial projections for the fourth quarter of 2007 and for 2008. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) any inability of the company to effectively implement its planned strategic initiatives and the risk that such initiatives will not generate renewed or sustained revenue growth or generate interest among the company’s distributors; (b) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, foreign currency exchange fluctuations, continued declines in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (c) regulatory risks associated with the Company’s products such as the Scanner, the Nu Skin ProDerm and the Galvanic Spa, which could inhibit the company’s use of these products in a market if they are determined to be a medical device in any market or if regulatory scrutiny dampens enthusiasm or the ability of the company or its distributors to effectively utilize these tools; (d) continued regulatory scrutiny and investigations in Mainland China, which have from time to time, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (e) risks that the direct selling regulations in China are interpreted or enforced by governmental authorities in a

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Nov. 5, 2007

manner that negatively impacts the company’s current or planned business model there, including continued delays and uncertainty in the provincial direct selling licensing process, and risk that the implementation of a direct selling model will not result in the anticipated growth of the company’s business in China given the restrictive nature of the direct selling laws; (f) any failure of current or planned initiatives or products, including, among others, the second-generation Scanner, the Nu Skin® ProDerm™ Skin Analyzer, Galvanic Spa™ System II and g3™ juice, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (g) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner, increased regulatory scrutiny of nutritional products by regulators or changes in regulatory requirements that impact our products; (h) any failure of the implementation of recent business transformation initiatives and strategic initiatives in Brazil and other unprofitable markets to maintain profitability and drive growth; (i) adverse publicity related to the company’s business, products or industry; (j) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (k) any inability of the Company to generate improvement in gross margins and reduce overhead through its strategic plans to improve operating efficiencies and the risk that there could be unanticipated expenses or business developments that negatively impact gross margins and overhead. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 1, 2007 and Quarterly Reports on Form 10-Q filed on May 10, 2007 and August 9, 2007. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change, except as required by law.

         (Financial tables to follow)

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Nov. 5, 2007

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Third Quarters Ended September 30, 2007 and 2006
(in thousands, except per share amounts)

	2007	2006
Revenue:
North Asia	$ 142,590	$ 147,807
Greater China	51,993	51,039
Americas	52,482	40,506
South Asia/Pacific	25,514	22,653
Europe	18,132	14,340
Total revenue	290,711	276,345

Cost of sales	52,239	48,372

Gross profit	238,472	227,973

Operating expenses:
Selling expenses	125,289	120,625
General and administrative expenses	93,963	86,337
Total operating expenses	219,252	206,962

Operating income	19,220	21,011

Other income (expense), net	6	220
Income before provision for income taxes	19,226	21,231
Provision for income taxes	5,681	8,013

Net income	$ 13,545	$ 13,218

Net income per share:
Basic	$ 0.21	$ 0.19
Diluted	$ 0.21	$ 0.19

Weighted average common shares outstanding:
Basic	64,616	69,630
Diluted	65,334	70,580

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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Nine-Month Periods Ended September 30, 2007 and 2006
(in thousands, except per share amounts)

	2007	2006
Revenue:
North Asia	$ 428,542	$ 441,100
Greater China	153,045	156,883
Americas	140,270	121,955
South Asia/Pacific	74,137	64,502
Europe	55,598	41,796
Total revenue	851,592	826,236

Cost of sales	154,008	143,811

Gross profit	697,584	682,425

Operating expenses:
Selling expenses	365,044	355,894
General and administrative expenses	274,745	265,127
Impairment of assets and other	—	20,840
Restructuring and other charges	—	11,115
Total operating expenses	639,789	652,976

Operating income	57,795	29,449

Other income (expense), net	109	(2,241)
Income before provision for income taxes	57,904	27,208
Provision for income taxes	20,067	10,255

Net income	$ 37,837	$ 16,953

Net income per share:
Basic	$ 0.58	$ 0.24
Diluted	$ 0.57	$ 0.24

Weighted average common shares outstanding:
Basic	65,022	69,986
Diluted	65,845	70,934

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Nov. 5, 2007

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$ 118,024	$ 121,353
Accounts receivable	26,822	19,421
Short term investments	7,700	—
Inventories, net	97,550	92,092
Prepaid expenses and other	43,752	44,093
	293,848	276,959

Property and equipment, net	88,789	85,883
Goodwill	112,446	112,446
Other intangible assets, net	87,912	91,349
Other assets	136,476	98,212
Total assets	$ 719,471	$ 664,849

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 28,293	$ 20,815
Accrued expenses	110,359	120,074
Current portion of long-term debt	31,988	26,652
	170,640	167,541

Long-term debt	183,112	136,173
Other liabilities	67,994	42,155
Total liabilities	421,746	345,869

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	205,982	199,322
Treasury stock, at cost	(390,195)	(346,889)
Retained earnings	547,471	531,563
Accumulated other comprehensive loss	(65,624)	(65,107)
	297,725	318,980
Total liabilities and stockholders' equity	$ 719,471	$ 664,849

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Nov. 5, 2007

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of September 30, 2007		As of September 30, 2006		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	324,000	14,621	329,000	14,863	(1.5%)	(1.6%)
Greater China	144,000	6,249	155,000	6,246	(7.1%)	—
Americas	155,000	4,469	152,000	3,970	2.0%	12.6%
South Asia/Pacific	67,000	2,177	74,000	2,093	(9.5%)	4.0%
Europe	54,000	1,830	47,000	1,408	14.9%	30.0%
Total	744,000	29,346	757,000	28,580	(1.7%)	2.7%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.